Exhibit 99.1

Wrigley Company Stockholders Approve Merger with Mars

CHICAGO, IL, September 25 – Wm. Wrigley Jr. Company (NYSE: WWY) announced today that its stockholders overwhelmingly approved the adoption of the merger agreement with Mars, Incorporated.

Following the successful vote, both parties intend to complete the merger on Monday, October 6, 2008.

“We are pleased with the outcome of today’s vote,” said Bill Wrigley, Jr., Executive Chairman and Chairman of the Board. “On behalf of the Company’s Board of Directors, we deeply appreciate the support of our stockholders and Wrigley associates around the world throughout this process. The Wrigley team is looking forward to completing the transaction and beginning the next, exciting chapter for the Company and its brands.”

Under the terms of the agreement – announced back on April 28, 2008 – Wrigley stockholders will receive $80.00 cash for each share of stock. Wrigley will become a subsidiary of privately held Mars, Incorporated, adding a number of brands to its portfolio – including Starburst® and Skittles®, and remaining headquartered in Chicago. The combined strengths of Mars and Wrigley will create a dynamic $27-billion food company and the world’s leading confectioner.

About Wrigley

The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company has global sales of $5.4 billion and distributes its world-famous brands in more than 180 countries. Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century. Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, Cool Air® and 5™.

About Mars

Mars, Incorporated is a family owned company that produces some of the world’s leading confectionery, food and petcare products and has growing beverage and health & nutrition businesses. Headquartered in McLean, Virginia, Mars, Incorporated operates in more than 66 countries and employs more than 48,000 associates worldwide. The company’s global sales are $22 billion annually. Founded in 1911, the company manufactures and markets a variety of products under many of the world’s most recognizable trademarks, including DOVE®, MILKY WAY®, M&M’S®, SNICKERS® , MARS®, UNCLE BEN’S® rice, ROYAL CANIN® and PEDIGREE® and WHISKAS® pet care products.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results. Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project” or similar words, phrases or expressions. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed including, without limitation, the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement and the possibility that the Company would be required to pay any termination fee in connection therewith; the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the merger agreement; risks that the required regulatory approvals will not be obtained in a timely manner, if at all; inability to complete the merger due to the failure to satisfy the other conditions to the completion of the merger; risks that the proposed transaction disrupts current plans and operations; the availability or retention of retail space; the availability of raw materials; changes in demographics and consumer preferences; changes in foreign currency and market conditions; increased competition and discounting and other competitive actions; underutilization of or inadequate manufacturing capacity and labor stoppages; governmental regulations; and the outcome of integrating acquired businesses. These factors, and other important factors that could affect these outcomes are set forth in the Company’s most recently filed Annual Report on Form 10-K and the Company’s other SEC filings, in each case under the heading “Forward-Looking Statements” and/or “Risk Factors”. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077